Exhibit - 10I

INVESTMENT ADVISORY CONTRACT

This AGREEMENT, made on June 17, 2004, by and between the Fifty-Six Fund, Inc. a California corporation,  (hereinafter called "Fund") and Crawshaw Capital Management, LLC, a California Limited Liability Company (hereinafter called "Adviser")

WITNESSETH: WHEREAS, the Fund engages in the business of investing and reinvesting its  assets in various stocks and securities and the Adviser engages in the business of providing investment advisory services.

1.  The Fund hereby employs the Adviser, for the period set forth in Paragraph 8 hereof, and on terms set forth herein, to render investment advisory services to the Fund, subject to the supervision and direction of the Board of Directors of the Fund.  The Adviser hereby accepts such employment and agrees, during such period, to render the services and assume the obligations herein set forth, for the compensation provided.  The Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Fund in any way, or in any way be deemed an agent of the Fund.

2.  As compensation for the investment advisory services to be rendered to the Fund by the Adviser under the provisions of this Agreement, the Fund shall pay the Adviser a monthly fee equal to one-twelfth of  one percent per month, (the averaged equivalent of 1% per annum) of the daily average net assets of the Fund during the month.  The first  payment  of fee hereunder  shall be prorated  on a daily basis from the date this Agreement takes effect.

3. It is understood and agreed that directors, officers, employees, agents and shareholders may hold similar positions in both the Fund and the Adviser.  And, the Adviser and/or its directors, officers, employees, agents and  shareholders may engage  in other  businesses and may render  investment advisory  and underwriting  services  to other  investment companies, corporations,  associations, firms or individuals so long as  its ability to render the services  provided for in this Agreement shall not be impaired thereby.

4. The Fund shall bear expenses and salaries necessary and incidental to the conduct of its business, including  the costs incurred in the maintenance of its own books, records, and procedures;  dealing with its own shareholders; payment of dividends;  transfers of stock (including  issuance &  redemption of shares);reports and  notices to  shareholders;  expenses of annual stockholder meetings; miscellaneous office expenses; brokerage commissions; taxes; and custodian, legal, accounting and  registration fees.  The Adviser will not be liable for these expenses.  The Adviser will provide clerical services on a pro bono basis upon request.

5. Employees, officers and agents of the Adviser who are, or may  in the future be, directors  and/or senior officers of the Fund  shall receive no remuneration from the Fund.  In the conduct of the respective businesses of the parties hereto and in the  performance of  this agreement,  the Fund  and Adviser  may share common facilities and  personnel  common to each,  with appropriate proration of expenses.

6. The Fund's  Board of Directors may,  under this Agreement,  require that  the Adviser act as the Fund's  shareholder transfer agent and that Adviser personnel provide clerical services upon request.  These functions will all be supplied on a pro bono  basis.

7. The Adviser shall give the Fund the benefit of its best judgment  and efforts in rendering all services.  The Fund agrees as an inducement to  the undertaking of these services that the Adviser shall not be liable hereunder for any mistake of judgment or any event whatsoever, provided that nothing herein shall be deemed to purport to protect the Adviser against any liability to the Fund or to its security holders  to which the Adviser  would otherwise  be subject by reason of willful misfeasance,  bad faith or gross negligence in the performance of duties hereunder.

8. This Agreement  shall continue in effect  until XXXX XX, 2005, and, there-after, only so long  as such continuance  is approved at least annually by votes of the Fund's  Board of Directors,  cast in person  at a meeting  called for the purpose  of voting  on such  approval, including  the votes of a majority of the Directors  who are not  parties to such agreement or  interested persons  of any such party.  This  Agreement may be  terminated  at any time  upon 60 days prior written notice, without  the payment  of any penalty, by the Fund's Board of Directors or by  vote of a majority of the  outstanding  voting securities  of the Fund.  The contract automatically terminates in the event of its assignment by the Adviser  (within the meaning of the Investment  Company Act  of 1940), which shall be deemed to include a transfer of control of the Adviser.  Obligations of all parties hereunder shall cease and terminate as of the date of the termination of this  Agreement, except for any  obligation to respond  for a breach  of this Agreement committed prior to such termination and except for the obligation of the Fund to pay  to the Adviser the fee provided in Paragraph 2 hereof, prorated to the date of termination.

9. This Agreement shall  not be assigned by the Fund without  prior written consent thereto of the Adviser.  This Agreement will terminate automatically in the event of its  assignment by the Adviser unless an  exemption from such automatic termination is  granted by order or  rule of the Securities and Exchange Commission.

IN WITNESS WHEREOF, the  parties hereto have  caused their corporate seals to be affixed and duly attested and  their presence to  be signed by their duly authorized officers this 17th day of June, 2004.

         Fifty-Six Fund, Inc.

           By      _____________________________

                   Marcus B. Crawshaw, President

           Attest: ___________________________

                   Adam W. Crawshaw, Treasurer

         Crawshaw Capital Management, LLC

           By      _____________________________

                   Marcus B. Crawshaw, President

           Attest: _____________________________

                   Adam W. Crawshaw, Agent